Wisconsin Public Service Corporation and Subsidiaries						Exhibit A-2
Consolidating Statement of Income
For the year ended December 31, 2003	Wisconsin	WPS	WPS
(Millions)	Public Service	Leasing,	Investments,	Eliminations		Consolidated
	Corporation	Inc	LLC	Debit	Credit	Statements
Operating revenues
Electric	724.9	0.0	0.0	0.0	0.0	724.9
Gas	404.2	0.0	0.0	0.0	0.0	404.2
Other nonutility	0.0	1.5	0.0	1.5	0.0	0.0
Total operating revenues	1,129.1	1.5	0.0	1.5	0.0	1,129.1
Operating expenses
Electric production fuels	135.1	0.0	0.0	0.5	1.5	134.1
Purchased power	90.9	0.0	0.0	0.0	0.0	90.9
Gas purchased for resale	291.0	0.0	0.0	0.0	0.0	291.0
Other operating expenses	283.1	0.0	0.0	0.0	0.0	283.1
Maintenance	72.0	0.0	0.0	0.0	0.0	72.0
Depreciation and decommissioning	122.9	0.5	0.0	0.0	0.5	122.9
Federal income taxes	30.9	0.0	0.0	0.0	0.0	30.9
Investment tax credit restored	(1.5)	0.0	0.0	0.0	0.0	(1.5)
State income taxes	8.9	0.0	0.0	0.0	0.0	8.9
Gross receipts tax and other	36.8	0.0	0.0	0.0	0.0	36.8
Total operating expense	1,070.1	0.5	0.0	0.5	2.0	1,069.1
Operating income	59.0	1.0	0.0	2.0	2.0	60.0
Other income and (deductions)
Allowance for equity funds used during construction	2.4	0.0	0.0	0.0	0.0	2.4
Other, net	58.7	0.0	4.6	3.0	0.0	60.3
Income taxes	(7.4)	0.0	0.0	0.0	0.0	(7.4)
Total other income	53.7	0.0	4.6	3.0	0.0	55.3
Income before interest expense	112.7	1.0	4.6	5.0	2.0	115.3
Interest expense
Interest on long-term debt	26.8	1.0	0.0	0.0	0.0	27.8
Other interest	4.9	0.0	0.0	0.0	0.0	4.9
Allowance for borrowed funds used during construction	(1.0)	0.0	0.0	0.0	0.0	(1.0)
Total interest expense	30.7	1.0	0.0	0.0	0.0	31.7
Minority interest	0.0	0.0	0.0	1.6	0.0	(1.6)
Net income	82.0	0.0	4.6	6.6	2.0	82.0
Preferred stock dividend requirements	3.1	0.0	0.0	0.0	0.0	3.1
Earnings on common stock	78.9	0.0	4.6	6.6	2.0	78.9

Wisconsin Public Service Corporation and Subsidiaries
Consolidating Stmnt of Retained Earnings
As of December 31, 2003	Wisconsin	WPS	WPS
(Millions)	Public Service	Leasing,	Investments,	Eliminations		Consolidated
	Corporation	Inc	LLC	Debit	Credit	Statements
Retained earnings (1/1/03)	269.2	(0.8)	4.4	4.4	0.8	269.2
Net income	82.0	0.0	4.6	4.6	0.0	82.0
	351.2	(0.8)	9.0	9.0	0.8	351.2
Preferred stock dividends	3.1	0.0	0.0	0.0	0.0	3.1
Dividends declared	69.0	0.0	3.4	3.4	0.0	69.0
Other	(0.1)	0.0	5.6	5.6	0.0	(0.1)
Retained earnings (12/31/03)	279.2	(0.8)	0.0	0.0	0.8	279.2